NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 28, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 11, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Strategic Hotels & Resorts, Inc. and BRE Diamond Hotel LLC, a Delaware limited liability company whose sole member is BRE Diamond Hotel Holdings LLC, an affiliate of Blackstone Real Estate Partners VIII L.P., which is an affiliate of The Blackstone Group L.P. became effective on December 11, 2015. Each share of Common Stock of Strategic Hotels & Resorts, Inc. was converted into $14.25 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 14, 2015.